UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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☐	Preliminary Proxy Statement
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ARISTA NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
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5453 GREAT AMERICA PARKWAY
SANTA CLARA, CALIFORNIA 95054
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:00 a.m. Pacific Time on Tuesday, May 29, 2018
Dear Stockholders of Arista Networks, Inc.:
The 2018 annual meeting of stockholders (the “Annual Meeting”) of Arista Networks, Inc. (the “Company”), a Delaware corporation, will be held on Tuesday, May 29, 2018 at 11:00 a.m. Pacific Time, at the Company’s headquarters located at 5453 Great America Parkway, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:
1. To elect two Class I directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;
2. To approve, on an advisory basis, the compensation of our named executive officers;
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and
4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 4, 2018 as the record date for the Annual Meeting. Only stockholders of record on April 4, 2018 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s annual meeting as a stockholder, you must follow the instructions, as explained on page 3 of the proxy statement.
On or about April 18, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Arista Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Jayshree Ullal Chief Executive Officer, President and Director Santa Clara, California April 18, 2018

-i-

-ii-

ARISTA NETWORKS, INC.
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:00 a.m. Pacific Time on Tuesday, May 29, 2018
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2018 annual meeting of stockholders of Arista Networks, Inc. (the “Company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 29, 2018 at 11:00 a.m. Pacific Time, at the Company’s headquarters located at 5453 Great America Parkway, Santa Clara, California 95054. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 18, 2018 to all stockholders entitled to vote at the Annual Meeting.
Questions and Answers
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•	a proposal to approve the election of two Class I directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

•	any other business as may properly come before the Annual Meeting.
What if another matter is properly brought before the meeting?
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:

•	“FOR” the election of Andreas Bechtolsheim and Jayshree Ullal as Class I directors;

•	“FOR” the approval, on an advisory basis, of executive compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

Who is entitled to vote?
Holders of our common stock as of the close of business on April 4, 2018, the record date, may vote at the Annual Meeting. As of the record date, there were 74,362,128 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•
Proposal No. 2: The approval, on an advisory basis, of our executive compensation must receive the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this proposal is an advisory vote, the result will not be binding on our board of directors or our Company.

•
Proposal No. 3: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EST on May 27, 2018 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EST on May 27, 2018 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. To vote, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record, or included with your voting instructions received from your broker, bank or other nominee if you hold your shares of common stock in a “street name”.
Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.
Can I change my vote?
Yes. Subject to the voting deadlines noted above, if you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Arista Networks, Inc., in writing, at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054; or

•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
If you plan to attend the meeting, you must be a holder of Company shares as of the record date of April 4, 2018.
On the day of the meeting, each shareholder who seeks to attend the meeting will be required to present a valid picture identification such as a driver’s license or passport or you may be denied admission. Seating will begin at 10:30 a.m., and the meeting will begin at 11:00 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Jayshree Ullal, Ita Brennan and Marc Taxay have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 18, 2018 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of directors, or on the approval, on an advisory basis, of executive compensation of our named executive officers, which are “non-routine” matters, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Arista Networks, Inc.
Attention: Investor Relations
5453 Great America Parkway
Santa Clara, California 95054
Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 19, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:
Arista Networks, Inc.
Attention: Secretary
5453 Great America Parkway
Santa Clara, California 95054
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2019 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 2, 2019; and

•	not later than the close of business on March 4, 2019.

In the event that we hold our 2019 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Five of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
The following table sets forth the names, ages as of April 4, 2018, and certain other information for each of the directors with terms expiring at the Annual Meeting/nominees, and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
Andreas Bechtolsheim	I	62	Founder, Chief Development Officer, Director and Chairman of the Board of Directors	2004	2018	2021
Jayshree Ullal	I	57	Chief Executive Officer, President and Director	2008	2018	2021
Continuing Directors
Charles Giancarlo (2)(3)	II	60	Director	2013	2019
Ann Mather (1)	II	57	Director	2013	2019
Daniel Scheinman (2)(3)	II	55	Director	2011	2019
Mark Templeton (1)(3)	III	65	Director	2017	2020
Nikos Theodosopoulos (1)(3)	III	55	Director	2014	2020

(1)Member of our audit committee
(2)Member of our compensation committee
(3)Member of our nominating and corporate governance committee
Set forth below is biographical information for the nominees and for each of the continuing members of our board of directors. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Director
Andreas Bechtolsheim is one of our founders and has served as our Chairman since 2004 and as our Chief Development Officer since 2008. In 1982, Mr. Bechtolsheim co-founded Sun Microsystems, Inc., a manufacturer and seller of computers and computer software, which was acquired by Oracle Corporation in January 2010. In 1995, Mr. Bechtolsheim co-founded and was president and chief executive officer of Granite Systems, Inc., a manufacturer of Gigabit Ethernet switches, which was acquired by Cisco Systems, Inc. in 1996, and then at Cisco, Mr. Bechtolsheim served in various positions including vice president and general manager of the Gigabit Systems Business Unit. In 2003, Mr. Bechtolsheim became the president of Kealia, Inc., a developer of servers, which was acquired by Sun Microsystems, Inc. in April 2004. From April 2004 to October 2008, Mr. Bechtolsheim served as senior vice president and chief systems architect at Sun Microsystems, Inc. Mr. Bechtolsheim received an M.S. degree in Computer Engineering from Carnegie Mellon University and was a Ph.D. Student in Electrical Engineering and Computer Science at Stanford University from 1977 to 1982.
We believe Mr. Bechtolsheim possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and the operational insight and expertise he has accumulated as one of our founders and as our Chief Development Officer.
Jayshree Ullal has served as our President, Chief Executive Officer and a member of our board of directors since October 2008. From September 1993 to May 2008, Ms. Ullal served in various positions at Cisco Systems, Inc., a multinational corporation that designs, manufactures, and sells networking equipment, with her last position as senior vice president of data center, switching and services group. Prior to that, Ms. Ullal was a vice president of marketing at Crescendo Communications, Inc., Cisco’s first acquisition in 1993. She has also held various product and engineering positions at Ungermann-Bass, Advanced Micro Devices, Inc. and Fairchild Semiconductor. Ms. Ullal holds a B.S. degree in Engineering (Electrical) from San Francisco State University and an M.S. degree in Engineering Management from Santa Clara University. She is a 2013 recipient of the Santa Clara University School of Engineering Distinguished Engineering Alumni Award.
We believe that Ms. Ullal possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in the networking industry and the operational insight and expertise she has accumulated as our President and Chief Executive Officer.
Continuing Directors
Charles Giancarlo has served as a member of our board of directors since April 2013. Mr. Giancarlo has been chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company, since August 2017. From 2008 through 2013, Mr. Giancarlo served as a managing director of Silver Lake Partners, a private investment firm and served as a senior advisor to the firm until 2015. From 1993 to 2004, Mr. Giancarlo served in various positions with Cisco Systems, Inc., most recently as executive vice president and chief development officer. Mr. Giancarlo also serves on the board of directors of Accenture plc, a management consulting business, since 2008. Mr. Giancarlo holds a B.S. degree in Electrical Engineering from Brown University, an M.S. degree in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Harvard University.
We believe Mr. Giancarlo possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a venture capital investor and as an executive and board member of companies in the technology industry.
Ann Mather has served as a member of our board of directors since June 2013. From September 1999 to April 2004, Ms. Mather served as executive vice president and chief financial officer of Pixar, Inc., a computer animation studio, which was acquired by the Disney Corporation in May 2006. Prior to her service at Pixar, Ms. Mather served as executive vice president and chief financial officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. Ms. Mather also serves on the board of directors of Alphabet Inc. (the successor issuer to, and parent holding company of, Google, Inc.), a global technology company, where she is chair of their audit committee; Glu Mobile Inc., a publisher of mobile games; Netflix, Inc., an internet subscription service for movies and television shows; and Shutterfly, an Internet-based image publishing service. Ms. Mather holds an M.A. degree from Cambridge University.
We believe Ms. Mather possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a chief financial officer and as a board member of companies in the technology industry.

Daniel Scheinman has served as a member of our board of directors since October 2011. From January 1997 to April 2011, Mr. Scheinman served in various capacities with Cisco Systems, Inc., most recently as senior vice president, Cisco Media Solutions Group. Mr. Scheinman is currently an angel investor and has served as a member of the board of directors of Zoom Video Communications, Inc. since October 2011, Greenwave Systems Inc. (formerly known as GreenWave Reality) since June 2011 and Kodiak Data since March 2017. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.
We believe Mr. Scheinman possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the legal industry and as an executive of companies in the technology industry.
Mark B. Templeton  has served as a member of our board of directors since June 2017. Mr. Templeton served as the president and/or chief executive officer of Citrix Systems, Inc., a global provider of virtualization, mobility management, networking and software as service solutions, from January 1998 until his retirement in October 2015. Mr. Templeton has served on the board of directors of Equifax, Inc., a global information solutions provider, since 2008 and Keysight Technologies, Inc., an electronic test and measurement company, since 2015. He served as a director of Citrix Systems, Inc. from January 1998 to October 2015. Mr. Templeton holds a B.A. degree in product design from North Carolina State University and an M.B.A. from the Darden School of Business at the University of Virginia.
We believe Mr. Templeton possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and as chief executive officer and board member of companies in the technology industry.
Nikos Theodosopoulos has served as a member of our board of directors since March 2014. Since August 2012, Mr. Theodosopoulos has served as founder of NT Advisors LLC, a consulting company. From August 1995 through July 2012, Mr. Theodosopoulos served in various capacities with UBS, a provider of financial services, most recently as managing director of technology equity research. From April 1994 to August 1995, he served as senior equity research analyst for Bear, Stearns & Co. Inc., an investment banking firm that was acquired in 2008 by JPMorgan Chase. From January 1990 to April 1994, Mr. Theodosopoulos served as an account executive for AT&T Network Systems, a provider of business and corporate communications equipment. Mr. Theodosopoulos also serves on the supervisory board of ADVA Optical Networking SE, a provider of optical transport and Ethernet access solutions, since 2014, where he currently serves as chairman. Mr. Theodosopoulos joined the board of directors of Harmonic, Inc., a provider of video delivery infrastructure for emerging television and video services, in March 2015. Mr. Theodosopoulos holds a B.S. degree in Electrical Engineering from Columbia University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. from NYU Stern School of Business.
We believe Mr. Theodosopoulos possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a consultant and advisor in the technology industry.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Giancarlo, Scheinman, Theodosopoulos and Templeton and Ms. Mather do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions,” and other transactions that were deemed immaterial to a director’s independence involving the sale of products and services in the ordinary course of business between the Company and other organizations where our non-employee directors also serve as members of the board of directors. In making the determination that Mr. Giancarlo is independent, the board of directors considered the fact that Mr. Giancarlo is chief executive officer and a member of the board of directors of Pure Storage, Inc., and we sell products to Pure Storage, Inc. in the ordinary course of business. The board of directors determined that Mr. Giancarlo did not have a direct or indirect material interest in these transactions. Furthermore, payments made to us by Pure Storage, Inc. pursuant to such transactions did not exceed the greater of $1 million or 2% of Pure Storage, Inc.’s consolidated gross revenues in any of the last three fiscal years. As a result, the board of directors concluded that these transactions would not affect Mr. Giancarlo’s independence.
In addition, our board of directors discussed with Ms. Mather whether her service on the audit committees of more than three public companies would impair her ability to serve on our audit committee. The board of directors noted that Ms. Mather’s service on other audit committees enables her to bring additional experience to her service on our audit committee. Based on their review, our board of directors determined that Ms. Mather’s service on more than three public company audit committees will not impair her ability to effectively serve on our audit committee.
Board Leadership Structure
We believe that the structure of our board of directors and its committees provides strong overall management of our Company. While the Chairman of our board of directors and our Chief Executive Officer roles are separate, our current Chairman, Andreas Bechtolsheim, is not independent under the listing standards of the New York Stock Exchange as a result of his employment with us. Our board of directors believes that, given the perspective and experience Mr. Bechtolsheim brings as one of our founders, Mr. Bechtolsheim’s service as our Chairman is appropriate and is in the best interests of our board of directors, our Company and our stockholders.
Our Chief Executive Officer is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Lead Independent Director
The independent directors of the Company meet in executive session without management on a regularly scheduled basis. Our board of directors has not formally designated a Lead Independent Director. The independent directors rotate chairing executive sessions as Lead Independent Director based upon their seniority on the board. The Lead Independent Director for each session serves as a liaison between our Chairman and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.
Board Meetings and Committees
During our fiscal year ended December 31, 2017, the board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. During our fiscal year ended December 31, 2017, the board of directors also acted by written consent.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Six of our seven then board members attended our 2017 annual meeting.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Messrs. Templeton (beginning in June 2017 upon his election as a member of our board of directors) and Theodosopoulos and Ms. Mather, with Ms. Mather serving as Chair, each of whom meets the requirements for independence for audit committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. Marc Stoll also served as a member of our audit committee until June 2017 (the expiration of his term as a member of our board of directors). In addition, our board of directors has determined that Ms. Mather is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and restated disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving in advance any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on the Corporate Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2017, our audit committee held six meetings and acted by written consent.
Compensation Committee
Our compensation committee consists of Messrs. Giancarlo and Scheinman, with Mr. Giancarlo serving as Chair, each of whom meets the requirements for independence for compensation committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b- 3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee is responsible for, among other things:

•
reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

•	preparing the compensation committee report that the SEC will require in our annual proxy statement.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on the Corporate Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2017, our compensation committee held sixteen meetings and acted by written consent.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Giancarlo, Scheinman, Templeton (beginning in June 2017 upon his election as a member of our board of directors) and Theodosopoulos, with Mr. Scheinman serving as Chair, each of whom meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Mr. Stoll also served as a member of our nominating and governance committee until June 2017 (the expiration of his term as a member of our board of directors). Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the compensation, organization and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our Corporate Governance Guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on the Corporate Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2017, our nominating and corporate governance committee held six meetings.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General

Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination should be sent in writing to our General Counsel or our Legal Department at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. To be timely for our 2019 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than February 2, 2019 and no later than March 4, 2019.
Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel and Corporate Secretary at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Corporate Governance section of our website at http://investors.arista.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as such other times as they deemed appropriate.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, evaluates the risks inherent in significant transactions, and provides guidance to management.
Director Compensation
Director Compensation Table
The following table provides information regarding the total compensation that was granted to each of our directors who was not serving as an executive officer in 2017.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
Charles Giancarlo	97,000	—	—	97,000
Ann Mather	100,000	—	—	100,000
Daniel Scheinman	97,000	—	—	97,000
Marc Stoll(3)	39,583	—	—	39,583
Mark Templeton	55,417	778,245	—	833,662
Nikos Theodosopoulos	95,000	778,245	—	873,245

(1)	The amount reported represents the fees earned for service on our board of directors and committees of our board of directors for 2017.

(2)	The amounts reported represent the aggregate grant-date fair value of the restricted stock units awarded to the non-employee directors in 2017, calculated in accordance with FASB ASC Topic 718.

(3)	Board retainer and committee fees for Mr. Stoll are prorated as he ceased to be a director effective June 1, 2017.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2017:

Director	Stock Awards (#)(1)	Option Awards (#)
Charles Giancarlo	22,000	—
Ann Mather	5,000	50,000
Daniel Scheinman	5,000	28,000
Mark Templeton	4,367	—
Nikos Theodosopoulos	4,367	25,000

(1)
Represents the number of restricted stock units unvested as of December 31, 2017. For Mr. Giancarlo, the number also includes 17,000 shares of restricted stock issued upon the early exercise of stock options that remained unvested as of December 31, 2017, which are subject to a repurchase right held by us at their original exercise prices in the event of the termination of Mr. Giancarlo’s service on our board.

With respect to 2017 board service, our board of directors approved compensation to each of our non-employee directors as follows:

•	a $75,000 cash retainer for general board service;

•	a cash retainer for chairing a committee ranging from $12,000 to $25,000; and

•	a $10,000 cash retainer for committee service.
Under our outside director compensation policy, each director elected at an annual meeting is granted restricted stock units on the date of the annual meeting with a total value of $750,000 (based on the average closing stock price for the 30 trading day period ending on the applicable annual meeting) that vest quarterly over three years. For 2017, the total grant date fair value of the restricted stock units granted to each of the two elected non-employee directors was $778,245.
Directors who are also our employees receive no additional compensation for their service as directors.
Our 2014 Equity Incentive Plan contains maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Andreas Bechtolsheim and Jayshree Ullal, as nominees for election as Class I directors at the Annual Meeting. If elected, each of Andreas Bechtolsheim and Jayshree Ullal will serve as Class I directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Andreas Bechtolsheim and Jayshree Ullal. We expect that Andreas Bechtolsheim and Jayshree Ullal will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Philosophy and Objectives” beginning on page 26 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The advisory vote on executive compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2018. During our fiscal year ended December 31, 2017, EY served as our independent registered public accounting firm.
Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2016 and 2017.

	2016	2017
	(In Thousands)
Audit Fees (1)	$2,450	$2,414
Audit-Related Fees (2)	12	140
Tax Fees (3)	1,773	1,759
All Other Fees (4)	—	—
Total Fees	$4,235	$4,313

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence
In our fiscal year ended December 31, 2017, there were no other professional services provided by EY, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2016 and 2017 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of EY requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Corporate Governance section of our website at http://investors.arista.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•
discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•
received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Ann Mather (Chair)
Mark Templeton
Nikos Theodosopoulos
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 4, 2018. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jayshree Ullal	57	Chief Executive Officer, President and Director
Andreas Bechtolsheim	62	Founder, Chief Development Officer, Director and Chairman of the Board of Directors
Ita Brennan	51	Senior Vice President, Chief Financial Officer
Kenneth Duda	46	Founder, Chief Technology Officer and Senior Vice President, Software Engineering
John McCool	58	Chief Platform Officer, Senior Vice President of Engineering Operations
Anshul Sadana	41	Chief Customer Officer
Marc Taxay	49	Senior Vice President, General Counsel
For a brief biography of Ms. Ullal and Mr. Bechtolsheim, please see “Board of Directors and Corporate Governance – Nominees for Directors.”
Ita Brennan joined Arista Networks, Inc. in May 2015 as Senior Vice President and Chief Financial Officer. From February 2014 to May 2015, Ms. Brennan served as chief financial officer of a stealth start up firm in the energy sector. Prior to that, Ms. Brennan held various roles at Infinera Corporation, an intelligent transport networking company, most recently as chief financial officer from July 2010 to February 2014 and vice president of finance and corporate controller from July 2006 to July 2010. From 1997 to 2006, Ms. Brennan held various roles at Maxtor Corporation, a multi-billion dollar information storage solutions company, including vice president of finance for the company’s worldwide operations. Ms. Brennan is a fellow of the Institute of Chartered Accountants and a public accounting alumna of Deloitte and Touche, having worked at the firm in both Ireland and the U.S.
Kenneth Duda is one of our founders and has served in various roles with us from 2004 to present. Since September 2011, Mr. Duda has served as our Chief Technology Officer and Senior Vice President of Software Engineering. From April 1999 to October 2004, Mr. Duda served as chief technology officer of There, Inc., a virtual worlds company. From September 1996 to April 1999, Mr. Duda was leading the software development of the switch kernel for the Gigabit System Business Unit with Cisco Systems, Inc. Mr. Duda holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and a Ph.D. degree in Computer Science from Stanford University.

John McCool joined Arista Networks, Inc. in March 2017 as Chief Platform Officer and Senior Vice President of Engineering and Operations. From 2014 to 2017, Mr. McCool served as senior vice president and general manager of DSDD, a DellEMC business, a products, services and solutions provider for information management and storage. From 2013 to 2014, Mr. McCool served as president and chief executive officer of Firetide, Inc., a provider of wireless mesh networks. From 1996 to 2013, Mr. McCool served in various positions at Cisco Systems, Inc., including senior vice president and general manager for the data center switching and services group with his last position as senior vice president – global sales, enterprise segment. Mr. McCool holds a B.S. degree in Electrical Engineering from Drexel University and an M.S. degree in Computer Engineering from Santa Clara University.

Anshul Sadana has served as our Chief Customer Officer since October 2016. From January 2012 through September 2016, Mr. Sadana served as our Senior Vice President of Customer Engineering. From July 2007 to December 2011, Mr. Sadana has served in various other positions with us including Vice President of Customer Engineering. From November 1999 to July 2007, Mr. Sadana was the senior engineering manager of Gigabit Switching Business Unit at Cisco Systems, Inc. Mr. Sadana holds a B.E. degree in Electronics from the University of Mumbai, an M.S. degree in Computer Science from the University of Illinois at Chicago and an executive M.B.A. degree from the Wharton School of Business.
Marc Taxay has served as our Senior Vice President, General Counsel since March 2016 and as our General Counsel since February 2013. From 2007 to 2013, Mr. Taxay served as the senior vice president and general counsel of MedeAnalytics, Inc., a healthcare analytics company. From 2006 to 2007, Mr. Taxay served as the assistant general counsel of Coremetrics, Inc. a digital marketing company. From 2002 to 2006, Mr. Taxay worked as a partner at Cohen & Grigsby. Mr. Taxay holds a B.A. degree in Political Science and a J.D. from The University of Michigan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The compensation provided to those individuals who are our named executive officers for our fiscal year ended December 31, 2017 (our “Named Executive Officers”) is set forth in detail in the Fiscal 2017 Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our Named Executive Officers. The following are the individuals who served as our Named Executive Officers for our fiscal year ended December 31, 2017:

•	Jayshree Ullal, our President and Chief Executive Officer;

•	Ita Brennan, our Chief Financial Officer;

•	Andreas Bechtolsheim, our Founder and Chief Development Officer;

•	Anshul Sadana, our Chief Customer Officer; and

•	John McCool, our Chief Platform Officer and Senior Vice President of Engineering and Operations.
Our Board has delegated to the compensation committee authority and responsibility for establishing and overseeing salaries, administering the incentive compensation programs, and establishing and overseeing other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population and for overseeing and administering our equity incentive and benefits plans.
Management Changes During Fiscal 2017
In March 2017, John McCool joined us as our Chief Platform Officer and Senior Vice President of Engineering and Operations.
Overview
Fiscal 2017 Business and Innovation Highlights
Our executive compensation program is designed to align the compensation of our executives with our operating and financial performance and create value for our stockholders. Accordingly, you should consider our executive compensation decisions in the context of our financial and operational performance during fiscal 2017, including:

•
Revenue for our fiscal year 2017 was $1.6 billion, representing an increase of 45.8% compared to fiscal year 2016. We have over 4,900 customers and continue to add new customers and expand our market presence and geographic footprint.

•
Our non-GAAP operating income for fiscal year 2017 was $586.1 million or 35.6% of revenue. The ratio of non-GAAP operating income to revenue is a key metric for our stockholders as it provides a consistent measure of the profitability of our business and we use non-GAAP operating income in our 2017 Bonus Plan (as defined below).

•	Our GAAP net income for fiscal year 2017 was $423.2 million, or $5.35 per diluted share, compared to GAAP net income of $184.2 million, or $2.50 per diluted share, in fiscal year 2016.

•
For the third consecutive year Arista has been recognized as a leader and positioned the furthest for Completeness of Vision in the Leaders Quadrant of the July 2017 Gartner Magic Quadrant for Data Center Networking.

•	Introduced the next generation of our routing platforms (R2 Series) that is twice the density and half the power of legacy custom router products, delivering more than 150 Tbps of capacity.

•	Launched Containerized EOS (cEOS) which supports alternate models of procuring, packaging and deploying Arista’s EOS®.

•	Introduced Arista Any Cloud software platform, reducing operational costs and complexity for enterprises by simplifying integration and management of hybrid clouds.
Fiscal 2017 Executive Compensation Highlights
As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to reward performance, attract and retain key personnel and increase stockholder value. In light of our strong performance as described in the “Fiscal 2017 Business and Innovation Highlights” section above, our fiscal 2017 executive compensation program was intended to reward exceptional performance and incentivize continued successful performance. Accordingly, our key executive compensation actions in our fiscal year ended December 31, 2017, advanced these objectives:

•
Annual Bonuses Reflect Pay for Performance - As noted above, we demonstrated strong financial performance in fiscal 2017, achieving revenue of approximately $1.6 billion an increase of 45.8% over 2016 levels, with non-GAAP gross margin of 64.5%, and a non-GAAP operating income to revenue ratio of 35.6%. Based on these results, we rewarded our Named Executive Officers with payments under our 2017 Bonus Plan in excess of the base level of achievement.

•	No Cash Compensation Increases and Modest Equity Grants - We did not increase annual cash compensation, and we provided modest but competitive long-term equity awards in fiscal 2017.
Good Compensation Governance Practices
In addition, we maintain good compensation corporate governance standards in our executive compensation policies and practices. The following policies and practices were in effect during our fiscal year ended December 31, 2017:

•	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

•	Our compensation committee engages its own independent compensation consultant to assist with its compensation reviews.

•	Our compensation committee reviews our executive compensation program annually.

•
Our potential change in control payments and benefits are limited in nature and are received only in connection with the termination of employment without cause or for good reason in connection with or following a change in control (thus, there are no “single-trigger” benefits).

•
We do not offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than the plans generally available to all employees.

•	We do not offer golden parachute tax gross-ups to any of our Named Executive Officers or other executive officers.
Effect of Most Recent Stockholder Advisory Vote on Executive Compensation
Our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2017 annual meeting of stockholders, over 98% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2017 proxy statement. Based on this strong stockholder support, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies. Our compensation committee currently intends to continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in making executive compensation decisions.
Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our competitors. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.
We compete with other companies in our industry and other technology companies in the Silicon Valley to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packages. At the same time, our compensation committee is sensitive to the need to integrate new Named Executive Officers into our executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. To meet this challenge, we have embraced a compensation philosophy of offering our Named Executive Officers a competitive total compensation program, which we view as the sum of base salary, cash performance-based incentives, equity compensation and employee benefits, each of which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results.
The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executives who are important to our success;

•
recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success; and

•	create value for our stockholders.
Compensation Program Design
Our executive compensation program for the fiscal year ended December 31, 2017, reflected our stage of development as a growing publicly-traded company. Accordingly, the compensation of our Named Executive Officers consisted of base salary, a short-term cash incentive compensation opportunity, long-term equity compensation in the form of stock options and restricted stock units, and certain employee health and welfare benefits.
We offer cash compensation in the form of base salaries and cash incentive compensation opportunities with an annual payment component. Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.
Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. Currently, we grant stock options covering shares of our common stock, which provide value only if our stock price increases, thereby aligning the recipient’s interests with those of our stockholders and restricted stock units which provide certain value to recipients and limit dilution to our stockholders. In the future, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our Named Executive Officers additional types of long-term incentive compensation that further the objective of aligning the recipient’s interests with those of our stockholders.
Finally, we offer executives with standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, flexible spending accounts, life insurance and 401(k) plans.
We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to understand the competitive market framework for pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each Named Executive Officer’s compensation package as a whole and its relative value in comparison to our other Named Executive Officers.
Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.
Compensation-Setting Process
Role of our Compensation Committee
Compensation decisions for our executives are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our Named Executive Officers and overseeing and administering our cash-based and equity-based compensation plans.
Each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, establishes our corporate performance objectives and makes decisions with respect to any base salary adjustment, and approves the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our Named Executive Officers for the upcoming fiscal year. With respect to our cash incentive compensation plan, our compensation committee determines the applicable goals for each corporate performance objective used for the applicable year.
Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.
Role of Management
In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer and our Vice President, Global Human Resources. Typically, our management team (together with our compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.
Typically, except with respect to her own compensation, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving her own compensation in which case she leaves the meeting.

While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.
Role of Compensation Consultant
Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.
In our fiscal year ended December 31, 2017, our compensation committee continued to engage Radford, a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing current executive total compensation levels against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for our fiscal year ended December 31, 2017. Our compensation committee provided Radford with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the compensation committee instructed Radford to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market comparables. The compensation committee further instructed Radford to evaluate the following components to assist the compensation committee in establishing fiscal 2017 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock.
Radford does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Radford taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Radford performs for our compensation committee.
Use of Competitive Data
To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, Radford provided market data for the compensation peer group approved by our compensation committee.
Competitive Positioning
In our fiscal 2017, our compensation committee continued to compare and analyze our executive compensation program with that of a formal compensation peer group of companies.
With respect to fiscal 2017 executive compensation decisions, our compensation committee initially considered a group of peer publicly-traded companies that met some or all of the following criteria: (i) companies in the computer networking, communication products/services and other high technology companies, with an emphasis on growing technology companies that have recently gone public; (ii) companies with revenues between $500 million to $2.5 billion; and (iii) companies with market capitalization generally between $1.5 and $15 billion. The following group was our executive compensation peer group for fiscal 2017 compensatory decisions made prior to July 24, 2017:

Barracuda Networks	F5 Networks	Infinera	NetScout Systems	Splunk

Brocade	FireEye	Juniper Networks	Palo Alto Networks	Tableau Software

Citrix Systems	Fortinet	Mellanox Technologies	Plantronics	Ubiquiti Networks

DigitalGlobe	Gigamon	NETGEAR	ServiceNow	VMware

In July 2017, since our revenues and market capitalization had increased significantly since our executive compensation peer group was selected, our compensation committee decided that it was appropriate to update our executive compensation peer group. Based on the recommendations from Radford, the updated group of peer publicly-traded companies met some or all of the following criteria: (i) companies in the computer networking, communication products/services and other high technology companies, with an emphasis on growing technology companies that have recently gone public; (ii) companies with revenues between $600 million to $3 billion (approximately .5x to 2.5x of our then-current trailing 12-month revenue); and (iii) companies with market capitalization generally between $3 and $30 billion (approximately .3x to 3x of our then-current market capitalization). The following group was our executive compensation peer group for fiscal 2017 compensatory decisions made on or after July 24, 2017:

Brocade	Fortinet	NetScout Systems	ServiceNow	Ubiquiti Networks

Citrix Systems	Juniper Networks	Nutanix	Splunk	Workday

F5 Networks	Mellanox Technologies	Palo Alto Networks	Tableau Software

FireEye	NetApp	Red Hat	The Ultimate Software Group
Radford provides our compensation committee with market data from our compensation peer group regarding each element of our executive compensation program. However, our compensation committee does not benchmark in our compensation peer group with respect to any particular element of compensation.
Executive Compensation Program Components
The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for our fiscal year ended December 31, 2017.
Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our Named Executive Officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.
Our compensation committee reviews the base salaries of each Named Executive Officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions. We typically establish the initial base salary of a Named Executive Officer through arm’s-length negotiation at the time, after taking into consideration his or her position, qualifications, experience, salary expectations, and the base salaries of our other executives.
During fiscal 2017, we hired Mr. McCool as a new executive officer. His base salary was determined through arm’s-length negotiation. For our fiscal year ended December 31, 2017, our compensation committee determined not to make any changes to the base salaries of our other Named Executive Officers as it thought the base salary levels continued to be appropriate.

Our Named Executive Officers’ base salaries for fiscal 2017 were as follows:

Named Executive Officer	Fiscal 2017 Base Salary
Jayshree Ullal	$300,000
Ita Brennan	$300,000
Andreas Bechtolsheim	$300,000
Anshul Sadana	$275,000
John McCool	$300,000
Annual Cash Incentive Compensation; 2017 Bonus Plan. We use cash incentive compensation under our omnibus Employee Incentive Plan to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Each fiscal year, our compensation committee sets the terms and conditions of the Employee Incentive Plan for that fiscal year, which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures to be used to determine whether to make payouts related to the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and operational performance objectives for the performance period as set forth in our annual operating plan.
In February 2017, our compensation committee set the terms and conditions of the Employee Incentive Plan for fiscal 2017 (the “2017 Bonus Plan”). The 2017 Bonus Plan included the following corporate performance metrics for the plan: revenue, non-GAAP gross margin, operating margin, customer quality and support and product innovation. In addition to corporate performance measures, our compensation committee would consider individual performance.
The 2017 Bonus Plan included a base component that was accrued on a quarterly basis based on revenue performance, taking into consideration non-GAAP gross margin, non-GAAP operating margin, and customer quality and support. If non-GAAP gross margin was not in the target range or customer quality and support were not acceptable, then management would have had the discretion to reduce funding. The 2017 Bonus Plan provided for a single annual payout to each participant following the end of fiscal 2017 after our compensation committee evaluated corporate and individual performance on a holistic basis. There was no formal weighting of the performance criteria. No payout would be made if achievement of the revenue metric was below 85% of target.
In addition, the 2017 Bonus Plan provided for an additional over-performance component based on out‑performance of the revenue and/or non-GAAP operating income targets, assuming non-GAAP gross margin was in the range of 60% to 65% and customer quality and support were acceptable.
For purposes of our 2017 Bonus Plan, we define revenue in accordance with GAAP, and non-GAAP gross margin as GAAP gross profit, less stock-based compensation expense divided by revenue, in each case as set forth in our quarterly and annual financial statements and reports. A reconciliation between GAAP gross margin and non-GAAP gross margin is set forth in our press release announcing our financial results for the fourth quarter and the fiscal year ended December 31, 2017.
For purposes of our 2017 Bonus Plan, we define non-GAAP operating income as GAAP operating income, less stock-based compensation expense and litigation expense. A reconciliation between operating income and non-GAAP operating income is set forth in our press release announcing our financial results for the fourth quarter and the fiscal year ended December 31, 2017.

Each of the Named Executive Officers was provided an opportunity to earn $150,000 under the base component of the 2017 Bonus Plan (which, in Mr. McCool’s case, was pro-rated based on the number of days he was employed by us in 2017) and was eligible to participate in the over-performance component for exceptional performance.
For our fiscal year ended December 31, 2017, we achieved revenue of approximately $1.6 billion (an increase of 45.8% from 2016 levels and exceeding our target by approximately 9.6%), and we achieved non-GAAP operating income of approximately $586.1 million (an increase of 73.2% from 2016 levels and exceeding our target by approximately 27.7%). Our non-GAAP gross margin and customer quality were determined to have met our targeted standards set forth in the 2017 Bonus Plan. This resulted in funding of the base component of the 2017 Bonus Plan and the over-performance component of the 2017 Bonus Plan.
In determining the amounts payable to our Named Executive Officers, our compensation committee considered market compensation data from our peer group that indicated that at the proposed payout levels, total cash compensation for our Named Executive Officers on an aggregate basis would generally be aligned at or around the market 75th percentile. Given our overall performance for the year on a holistic basis, the exceptional customer performance and our compensation committee’s determination of individual performance for each of our Named Executive Officers, the total payouts to our Named Executive Officers under the 2017 Bonus Plan were:

Named Executive Officer	Actual Incentive Compensation
Jayshree Ullal	$400,000
Ita Brennan	$250,000
Andreas Bechtolsheim	$400,000
Anshul Sadana	$350,000
John McCool	$188,712
Equity Compensation. We use equity awards to incent and reward our executives (including our Named Executive Officers) for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant stock options covering shares of our common stock and full value awards for shares of our common stock, or awards without a purchase price, such as restricted stock unit awards.
New hire, or initial, equity awards for our executives (including the new hire equity awards granted to Mr. McCool in fiscal 2017, which are discussed below) are established through arm’s-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
In addition, we grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our compensation committee has determined the size of such equity awards for an individual executive after taking into consideration market data compiled from our compensation peer group, a compensation analysis performed by Radford, the equity award recommendations of our Chief Executive Officer, the scope of an executive’s performance, contributions, responsibilities, and experience, and the amount of equity compensation held by the executive, including the current economic value of his outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our compensation committee has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity awards to our named executive officers typically have multi-year vesting periods of either four or five years.
For fiscal 2017, we granted new hire equity awards to Mr. McCool and refresh awards of restricted stock units to our other Named Executive Officers. We granted refresh awards of restricted stock units to these other Named Executive Officers to ensure that they receive value for the shares regardless of fluctuations in our stock price in order to align their interests with those of our stockholders. In addition, we also granted refresh options to Ms. Ullal and Mr. Bechtolsheim to provide them with additional incentive to grow our business, since each option only provides value if our stock price increases during the term of the option. The size of Mr. McCool’s new hire equity awards was determined through arm’s-length negotiation. In determining the size of the refresh awards to the other Named Executive Officers, our compensation committee considered market compensation data from our peer group that indicated that the proposed awards would bring the Named Executive Officers’ equity compensation at or around the market 75th percentile. The new hire awards to Mr. McCool and the refresh awards for fiscal 2017 to our other Named Executive Officers vest over a 5-year period to promote retention.
Based on the above considerations, we granted our Named Executive Officers the following awards in 2017:

Named Executive Officer	RSUs	Options
Jayshree Ullal	41,250	82,500
Ita Brennan	12,000	—
Andreas Bechtolsheim	41,250	82,500
Anshul Sadana	20,000	—
John McCool	45,000	5,000
Extraordinary Bonuses
Our compensation committee approved the payment of customer impact cash bonuses of $120,000 to Ms. Brennan, $150,000 to Mr. Sadana and $20,000 to Mr. McCool in June 2017. These bonuses were intended to reward these Named Executive Officers for their exceptional customer relations performance and their role in our successes in patent litigation.
Welfare and Other Employee Benefits.
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2017, we made matching contributions for the contributions made to the 401(k) plan by our employees, including our Named Executive Officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include standard health, vacation and other benefits offered to our employees.
Perquisites and Other Personal Benefits.
We generally do not provide perquisites to our Named Executive Officers or other personal benefits beyond what is provided to employees on a broad basis.

Executive Officer Employment Arrangements
Jayshree Ullal Offer Letter
We have entered into an offer letter with Jayshree Ullal, our President and Chief Executive Officer, pursuant to which Ms. Ullal is an at-will employee. Ms. Ullal’s current annual base salary is $300,000 per year and she is eligible for an annual bonus of $150,000 at a high level of achievement, which does not consider the over-performance pool. Ms. Ullal is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
Ita Brennan Offer Letter & Severance Agreement
Ms. Brennan joined us as our new Chief Financial Officer in May 2015. We have entered into an offer letter with Ms. Brennan that provides that she is an at-will employee. Ms. Brennan currently receives a base salary of $300,000 per year and is eligible for an annual bonus of $150,000 at a high level of achievement, which does not consider the over-performance pool. Ms. Brennan is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
In addition, we entered into a severance agreement with Ms. Brennan, effective May 2015. The severance agreement provides that if Ms. Brennan’s employment is involuntarily terminated other than “cause” (as generally defined below) or if Ms. Brennan resigns for “good reason” (as generally defined below) then, subject to her execution of a release of claims, Ms. Brennan will receive continuing payments of her base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Ms. Brennan remained employed with us for 12 months following her termination of employment date. If the qualified termination of employment occurred during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards (and for any equity awards that vest based on the achievement of performance criteria, assuming the performance criteria had been achieved at target levels for the relevant performance periods), if greater than the acceleration benefit described in the previous sentence.
For purposes of the severance agreement with Ms. Brennan, “cause” means generally:

•	an act of dishonesty made by her in connection with her responsibilities as an employee;

•	her conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

•	her gross misconduct;

•	her unauthorized use of disclosure of any proprietary information or trade secrets of ours or any other party to whom she owes a duty of non-disclosure as a result of her relationship with us;

•	her willful breach of any obligations under any written agreement or covenant with us; or

•	her continued failure to perform his or her duties after a demand from us setting the basis of our belief and failure to cure within 10 business days after receiving such notice.
For purposes of the severance agreement with Ms. Brennan, “good reason” means generally a resignation within 30 days following the expiration of any cure period following the occurrence of one or more of the following, without her consent:

•
a material diminution of her authority, duties or responsibilities (which includes a reduction in authority, duties or responsibilities in connection with our being acquired and made part of a larger entity);

•	a material reduction of her base salary (which excludes a reduction in her base salary of 15% or less in any one year) other than a reduction applied to management generally; or

•	a material change in the geographic location of her primary work facility or location (which excludes a relocation of less than 50 miles from her then-present location).

Ms. Brennan must provide written notice within 90 days of the initial existence of good reason and provide a cure period of 30 days following the date of such notice.
Andreas Bechtolsheim
Mr. Bechtolsheim is a founder and our Chief Development Officer. We have not entered into any formal employment letter with Mr. Bechtolsheim. Mr. Bechtolsheim is an at-will employee. Mr. Bechtolsheim’s current annual base salary is $300,000 per year and he is eligible for an annual bonus of $150,000 at a high level of achievement, which does not consider the over-performance pool. Mr. Bechtolsheim is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
Anshul Sadana Offer Letter
We have entered into an offer letter with Anshul Sadana, our Chief Customer Officer, pursuant to which Mr. Sadana is an at-will employee. Mr. Sadana’s current annual base salary is $275,000 per year and he is eligible for an annual bonus of $150,000 at a high level of achievement, which does not consider the over-performance pool. Mr. Sadana is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
John McCool Offer Letter & Severance Agreement
In connection with his hire in March 2017, we entered into an offer letter with John McCool, our Chief Platform Officer and Senior Vice President of Engineering and Operations, pursuant to which Mr. McCool is an at-will employee. Pursuant to the offer letter, Mr. McCool’s annual base salary is $300,000 per year and he is eligible for an annual bonus of $150,000 at a high level of achievement, which does not consider the over-performance pool. Mr. McCool is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
In addition, we entered into a severance agreement with Mr. McCool, effective March 2017. The severance agreement provides that if Mr. McCool’s employment is involuntarily terminated other than “cause” (as generally defined below) or if Mr. McCool resigns for “good reason” (as generally defined below) then, subject to his execution of a release of claims, Mr. McCool will receive continuing payments of his base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Mr. McCool remained employed with us for 12 months following his termination of employment date. If the qualified termination of employment occurred during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards (and for any equity awards that vest based on the achievement of performance criteria, assuming the performance criteria had been achieved at target levels for the relevant performance periods), if greater than the acceleration benefit described in the previous sentence.
For purposes of the severance agreement with Mr. McCool, “cause” and “good reason” have the same general meanings as set forth in Ms. Brennan’s severance agreement.

Fiscal 2017 Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Jayshree Ullal	2017	300,000	—	3,939,788	3,278,228	400,000	5,763	(3)	7,923,779
Chief Executive Officer	2016	300,000	—	—	2,327,870	450,000	432		3,078,302
	2015	301,154	—	—	—	400,000	33,374		734,528
Ita Brennan	2017	300,000	120,000	1,490,040	—	250,000	2,163	(3)	2,162,203
Chief Financial Officer	2016	300,000	—	337,440	473,412	250,000	432		1,361,284
	2015	189,231	—	6,372,750	1,220,602	150,000	252		7,932,835
Andreas Bechtolsheim	2017	300,000	—	3,939,788	3,278,228	400,000	432	(4)	7,918,448
Chief Development Officer	2016	300,000	—	—	2,327,870	450,000	432		3,078,302
	2015	301,154	—	—	—	400,000	21,567		722,721
Anshul Sadana	2017	275,000	150,000	2,483,400	—	350,000	5,323	(3)	3,263,723
Chief Customer Officer	2016	248,077	—	1,769,150	591,765	400,000	354		3,009,346
	2015	240,923	—	—	611,288	350,000	28,049		1,230,260
John McCool (1)	2017	236,538	20,000	5,973,750	271,900	188,712	6,519	(3)	6,697,419
Chief Platform Officer, Senior Vice President of Engineering and Operations

(1)	John McCool joined us on March 20, 2017. Mr. McCool’s 2017 compensation reflects the actual payment for his service as an employee for less than the full fiscal year.

(2)
The amounts reported represent the aggregate grant-date fair value of the restricted stock units or stock options awarded to the Named Executive Officer, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 20, 2018.

(3)
The amounts reported for fiscal 2017 include Company matching contributions for the contributions made to the 401(k) plan by the Named Executive Officer and a life insurance premium paid on the Named Executive Officer’s behalf.

(4)	The amount reported for fiscal 2017 represents a life insurance premium paid on the Named Executive Officer’s behalf.

Outstanding Equity Awards at 2017 Year-End
The following table sets forth information regarding outstanding stock options and stock awards held by our Named Executive Officers as of December 31, 2017.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Jayshree Ullal	1/13/2014	(3)	20,000	—	22.49	1/12/2024	—	—
	2/12/2016	(4)	20,000	80,000	56.24	2/11/2026	—	—
	2/6/2017	(5)	—	82,500	95.51	2/5/2027	—	—
	2/6/2017	(6)	—	—	—	—	33,000	7,774,140
Ita Brennan	6/16/2015	(7)	7,917	12,083	84.97	6/15/2025	—	—
	6/16/2015	(8)	—	—	—	—	37,500	8,834,250
	9/11/2015	(9)	2,000	8,000	64.46	9/10/2025	—	—
	2/12/2016	(10)	3,000	17,000	56.24	2/11/2026	—	—
	2/12/2016	(11)	—	—	—	—	4,500	1,060,110
	3/10/2017	(12)	—	—	—	—	12,000	2,826,960
Andreas Bechtolsheim	1/13/2014	(13)	20,000	—	22.49	1/12/2024	—	—
	5/20/2014	(14)	391,667	—	38.00	5/19/2024	—	—
	12/16/2014	(15)	1,167	28,000	68.34	12/15/2024	—	—
	2/12/2016	(16)	1,667	80,000	56.24	2/11/2026	—	—
	2/6/2017	(17)	—	82,500	95.51	2/5/2027	—	—
	2/6/2017	(18)	—	—	—	—	33,000	7,774,140
Anshul Sadana	3/11/2013	(19)	—	—	—	—	21,000	4,947,180
	4/19/2013	(20)	23,000	—	7.76	4/18/2023	—	—
	1/13/2014	(21)	24,000	—	22.49	1/12/2024	—	—
	2/11/2014	(22)	100,000	—	30.67	2/10/2024	—	—
	12/16/2014	(23)	10,000	40,000	68.34	12/15/2024	—	—
	9/11/2015	(24)	4,000	16,000	64.46	9/10/2025	—	—
	2/12/2016	(25)	3,750	21,250	56.24	2/11/2026	—	—
	2/12/2016	(26)	—	—	—	—	7,500	1,766,850
	10/14/2016	(27)	—	—	—	—	12,000	2,826,960
	3/10/2017	(28)	—	—	—	—	20,000	4,711,600
John McCool	4/17/2017	(29)	—	5,000	132.75	4/16/2027	—	—
	4/17/2017	(30)	—	—	—	—	45,000	10,601,100

(1)	Represents (i) restricted stock awards and (ii) shares of restricted stock issued upon the early exercise of stock options, in each case that remained unvested as of December 31, 2017.

(2)
This column represents the market value of the shares of our common stock underlying the restricted stock awards or restricted stock as of December 31, 2017, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $235.58 per share on December 29, 2017, the last trading day of our fiscal 2017.

(3)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(4)	This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/60th of the shares each month from January 1, 2017.

(5)
This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from February 6, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(6)	This award of restricted stock units vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.

(7)
This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from May 18, 2015 with the remaining shares vesting in equal amounts over the next 48 months.

(8)
This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from May 18, 2015 with the remaining shares vesting in equal amounts over the next 16 quarters.

(9)
This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(10)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/60th of the shares each month from April 1, 2017.

(11)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from February 20, 2017.

(12)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2018.

(13)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2017, 16,000 shares of the exercisable shares were unvested.

(14)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares one year from September 30, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2017, 375,000 shares of the exercisable shares were unvested.

(15)
This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares one year from December 1, 2014 with the remaining shares vesting in equal amounts over the next 48 months.

(16)	This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/60th of the shares each month from January 1, 2017.

(17)
This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from February 6, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(18)	This award of restricted stock units vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.

(19)
These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Mr. Sadana’s employment with us. These shares vest with respect to 1/4th of the shares granted one year from December 1, 2015 with the remaining shares vesting in equal amounts over the next 36 months.

(20)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/4th of the shares granted one year from December 1, 2015 with the remaining shares vesting in equal amounts over the next 36 months. At the end of 2017, 11,500 shares of the exercisable shares were unvested.

(21)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2017, 19,200 shares of the exercisable shares were unvested.

(22)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(23)
This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(24)
This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(25)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/60th of the shares each month from April 1, 2017.

(26)
This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares on February 20, 2017 with the remaining shares vesting quarterly in equal amounts over the next 15 quarters.

(27)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.

(28)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2018.

(29)
This option vests, subject to Mr. McCool’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from March 20, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(30)
This award of restricted stock units vests, subject to Mr. McCool’s continued role as a service provider to us, with respect to 1/5th of the shares one year from May 20, 2017 with the remaining shares vesting in equal amounts over the next 16 quarters.

Fiscal 2017 Grants of Plan-Based Awards
The following table presents information regarding the amount of plan-based awards granted to our Named Executive Officers during our fiscal year ended December 31, 2017.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Threshold) ($) (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($) (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Jayshree Ullal	—	50,000	100,000	400,000	—	—	—	—
	2/6/2017	—	—	—	—	82,500	95.51	3,278,228
	2/6/2017	—	—	—	41,250	—	—	3,939,788
Ita Brennan	—	50,000	100,000	250,000	—	—	—	—
	3/10/2017	—	—	—	12,000	—	—	1,490,040
Andreas Bechtolsheim	—	50,000	100,000	400,000	—	—	—	—
	2/6/2017	—	—	—	—	82,500	95.51	3,278,228
	2/6/2017	—	—	—	41,250	—	—	3,939,788
Anshul Sadana	—	50,000	100,000	350,000	—	—	—	—
	3/10/2017	—	—	—	20,000	—	—	2,483,400
John McCool	—	50,000	100,000	188,712	—	—	—	—
	4/17/2017	—	—	—		5,000	132.75	271,900
	4/17/2017	—	—	—	45,000			5,973,750

(1)
Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to threshold, target and maximum incentive compensation opportunities under the 2017 Bonus Plan. The 2017 Bonus Plan included an over-performance component if we achieved in excess of plan performance. The amounts reported in the maximum column reflect the amounts paid by our compensation committee for fiscal 2017.

(2)	The restricted stock unit and stock option awards were made under the 2014 Equity Incentive Plan.

(3)
The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of stock options and/or restricted stock awards granted in fiscal 2017, calculated in accordance with ASC Topic 718.

Fiscal 2017 Option Exercises and Stock Vested
The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jayshree Ullal	—	—	8,250	1,401,741
Ita Brennan	5,000	451,400	16,500	2,803,391
Andreas Bechtolsheim	167,499	32,361,486	8,250	1,401,741
Anshul Sadana	—	—	5,500	934,464
John McCool	—	—	—	—

(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.

(2)	Based on the market price of our common stock on the vesting date or last trading date, multiplied by the number of shares vested.
Pension Benefits
We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended December 31, 2017.
Nonqualified Deferred Compensation
We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended December 31, 2017.
Potential Payments Upon Termination or Change in Control
The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended December 31, 2017, in the events described below, assuming that the termination of employment and change in control was effective on December 31, 2017, under the applicable employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment.
Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($) (1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock Units	Options	Total ($)
Ita Brennan	300,000	4,452,462	1,812,650	6,565,112
John McCool	300,000	3,180,330	179,953	3,660,283

(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at December 31, 2017, that would become vested by (ii) the difference between $235.58 (the closing market price of our common stock on the New York Stock Exchange on December 29, 2017) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at December 31, 2017, that would become vested by (ii) $235.58 (the closing market price of our common stock on the New York Stock Exchange on December 29, 2017).

Termination of Employment in Connection with a Change in Control

	Salary Continuation ($)	Value of Accelerated Equity Awards ($)(1)		Total ($)
Named Executive Officer		Restricted Stock Units	Options
Ita Brennan	300,000	6,360,660	3,118,780	9,779,440
John McCool	300,000	5,300,550	257,075	5,857,625

(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at December 31, 2017, that would become vested by (ii) the difference between $235.58 (the closing market price of our common stock on the New York Stock Exchange on December 29, 2017) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards at December 31, 2017, that would become vested by (ii) $235.58 (the closing market price of our common stock on the New York Stock Exchange on December 29, 2017).

Risk Assessment and Compensation Practices
Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•
Our annual bonus plan considers a multiple of performance factors and allows our compensation committee to review performance on a holistic basis minimizing risk related to our short-term variable compensation; and

•	Our equity awards include multi-year vesting schedules requiring a long-term employee commitment.

Other Compensation Policies
Stock Ownership and Compensation Recovery Policies. Currently, we have not implemented policies regarding minimum stock ownership requirements or compensation recovery for our Named Executive Officers.
Hedging and Pledging Policies. Our insider trading policy prohibits our executive officers from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging Company securities as collateral or holding Company securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation. Prior to 2018, Section 162(m) of the Code generally disallowed public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Chief Executive Officer and each of the three other most highly compensated executive officers (other than the Chief Financial Officer) in any taxable year. Generally, remuneration in excess of $1 million could only be deducted if it was “performance-based compensation” within the meaning of the Code.
Recent tax reform legislation expanded the number of individuals covered by Section 162(m) of the Code and eliminated the exception for “performance-based” compensation beginning in 2018, subject to a transition rule providing an exception to the $1 million deduction limit for compensation payable pursuant to a “written binding contract” in effect on November 2, 2017 that has not been subsequently materially modified.
Our compensation committee may consider the deductibility of compensation when making decisions, but may authorize the payment of compensation that is not deductible when it believes it appropriate.
Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that the Named Executive Officer might owe as a result of the application of Sections 280G or 4999, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.
Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer), was $160,048; and

•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,923,779.
Based on this information, for 2017, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 50 to 1. This pay ratio is a reasonable estimate based on our reasonable judgement and assumptions and calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected October 31, 2017 as the date upon which we would identify the median employee.

•	To identify the “median employee” from our employee population we used payroll and equity plan records.

▪
The compensation measure included the following: annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule for hourly employees), actual incentive compensation paid in 2017 as of the determination date, and grant date fair value of equity awards granted in 2017.

▪	We did not apply any de minimis exclusions to remove certain employees in non-U.S. jurisdictions allowed by Item 402(u).

▪	Amounts paid in foreign currency were converted into United States dollars using 2017 average exchange rates.

▪
The calculation was performed for all employees, excluding Ms. Ullal, whether employed on a full-time, part-time, or seasonal basis. As a result of this process, we identified an employee whose compensation was determined to be anomalous. Therefore, we exercised discretion permitted by SEC rules to select an alternative median employee, whose compensation was viewed to be more representative of employees at or near the median. The selected employee was within two individuals, below the median.

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $160,048.

•	With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2017.
Compensation Committee Report
The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Charles Giancarlo (Chair)
Daniel Scheinman

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2017. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflecting in Column (a))
Equity compensation plans approved by stockholders	8,561,517(1)	33.05 (2)	15,499,375(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	8,561,517	33.05	15,499,375

(1)	Includes 7,024,382 shares underlying stock options and 1,537,135 shares of restricted stock units.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options.

(3)
Includes the following plans: Arista Networks, Inc. 2014 Equity Incentive Plan (“2014 Plan”) and Arista Networks, Inc. 2014 Employee Stock Purchase Plan (“ESPP”). Our 2014 Plan provides that on the first day of each fiscal year beginning in 2016 and ending in (and including) 2024, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,500,000 shares, (ii) 3% of the outstanding shares of our common stock as of the last day of our immediately preceding year, or (iii) such other amount as our board of directors may determine. On January 1, 2018, the number of shares available for issuance under our 2014 Plan increased by 2,211,176 shares pursuant to these provisions. Our ESPP provides that on the first day of each fiscal year beginning in 2015 and ending in (and including) 2034, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,500,000 shares, (ii) 1% of the outstanding shares of our common stock on the first day of such year, or (iii) such other amount as our board of directors may determine. On January 1, 2018, the number of shares available for issuance under our ESPP increased by 737,058 shares pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 4, 2018 for:

•	each of our directors and nominees for director;

•	each of our Named Executive Officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 74,362,128 shares of our common stock outstanding as of April 4, 2018. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 4, 2018 and RSUs that vest within 60 days of April 4, 2018, which are subject to vesting conditions expected to occur to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Bechtolsheim Family Trust (1)	12,663,121	17.03%
Capital Research Global Investors (2)	6,609,097	8.89%
The 2010 David R. Cheriton Irrevocable Trust dtd July 28, 2010 (3)	5,533,218	7.44%
The Vanguard Group (4)	4,462,986	6.00%
Named Executive Officers and Directors:
Jayshree Ullal (5)	3,820,152	5.13%
Ita Brennan (6)	36,349	*
Andreas Bechtolsheim (1)(7)	13,118,659	17.53%
John McCool (8)	10,218	*
Anshul Sadana (9)	154,101	*
Charles Giancarlo (10)	80,001	*
Ann Mather (11)	56,234	*
Daniel Scheinman (12)	33,834	*
Mark Templeton (13)	1,746	*
Nikos Theodosopoulos (14)	26,746	*
All executive officers and directors as a group (12 persons) (15)	18,852,455	24.95%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Includes 12,663,121 shares held by the Bechtolsheim Family Trust for which trust Mr. Bechtolsheim serves as trustee. Mr. Bechtolsheim may be deemed to exercise sole voting and investment power over such shares held by the trust.

(2)
Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2018 by Capital Research Global Investors (“Capital”) reporting beneficial ownership as of December 29, 2017. Capital reported sole voting and dispositive power with respect to all of such shares. The address for Capital is 333 South Hope Street, Los Angeles, California 90071.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 9, 2018. Includes 5,533,218 shares held in an irrevocable, directed trust for the benefit of the minor children of Mr. Cheriton. The trustee of the trust is the South Dakota Trust Company, LLC and Mr. Cheriton ultimately has the ability to replace the trustee. The investment management functions of the trust are handled by the investment committee of the trust. The address for the trustee of the trust is c/o South Dakota Trust Company LLC, 201 South Phillips Ave., Suite 200, Sioux Falls, South Dakota 57104.

(4)
Based solely upon a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group (“Vanguard”) reporting beneficial ownership as of December 31, 2017. Vanguard reported shared voting power with respect to 10,038 shares and shared dispositive power with respect to 46,056 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Includes 2,312,564 shares held by Jayshree Ullal and Vijay Ullal as Trustees of the 2000 Ullal Trust dated February 15, 2000. Mr. and Ms. Ullal may be deemed to be the beneficial owner of the shares and to have shared voting and investment control over such shares. Includes 1,429,000 shares held in trusts for Ms. Ullal’s family members for which trusts Ms. Ullal serves as trustee. Ms. Ullal may be deemed to exercise sole voting and investment control over shares held in each of the trusts. Includes 5,900 shares held directly by Ms. Ullal. Includes 20,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2018, 14,000 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Ms. Ullal’s services to us. Also includes 52,688 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Ullal.

(6)	Includes 22,725 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Brennan.

(7)
Includes 1,349 shares held directly by Mr. Bechtolsheim. Includes 411,667 shares subject to outstanding options which may be exercised prior to vesting as of a date within 60 days of April 4, 2018, 347,333 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Bechtolsheim’s services to us. Also, includes 42,522 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Bechtolsheim.

(8)	Includes 10,167 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. McCool.

(9)
Includes 18,914 shares held by Mr. Sadana, of which 15,750 shares remain subject to a repurchase right held by us at the original exercise price, as of a date within 60 days of April 4, 2018, in the event of the termination of Mr. Sadana’s employment with us. The repurchase right lapses as to approximately 875 shares per month. Also includes 128,062 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2018, 125,425 shares of which may be repurchased by us, if exercised, at the original exercise price. Also includes 7,125 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Sadana.

(10)
Includes 73,334 shares held of record by Mr. Giancarlo as trustee of the Giancarlo Family Trust UAD 11/02/98. Mr. Giancarlo may be deemed to be the beneficial owner of the shares and to have voting and investment power over such shares. The 73,334 shares includes 12,500 shares which may be repurchased by us at the original exercise price, as of a date within 60 days of April 4, 2018, in the event of the termination of Mr. Giancarlo’s services to us. The repurchase right lapses as to approximately 417 shares per month. Includes 5,833 shares held directly by Mr. Giancarlo. Also includes 834 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units held by Mr. Giancarlo.

(11)
Includes 50,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2018, 20,000 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Ms. Mather’s services to us. Also includes 834 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units held by Ms. Mather.

(12)
Includes 28,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2018, 10,333 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Scheinman’s services to us. Also includes 834 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units held by Mr. Scheinman.

(13)	Includes 437 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units held by Mr. Templeton.

(14)
Includes 25,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2018, 4,167 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Theodosopoulos’ services to us. Also includes 437 shares issuable within 60 days of April 4, 2018 upon vesting of restricted stock units held by Mr. Theodosopoulos

(15)
Includes 1,191,157 shares issuable within 60 days of April 4, 2018 upon vesting of options and restricted stock units or the early exercise of outstanding options, 680,424 of which shares are unvested and may be repurchased by us, if exercised, at the original exercise price in the event of the termination of employment or other services to us.

RELATED PERSON TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Investors’ Rights Agreement
We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.
Other Transactions
Charles Giancarlo, a member of our board of directors, also serves as chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company, since August 2017. Pure Storage, Inc. has purchased, and may purchase from time to time, our products in the ordinary course of business. Mr. Giancarlo did not participate in negotiations involving, and does not have a direct or indirect material interest in, this transaction.
We have granted stock options and restricted stock units to our Named Executive Officers and certain of our directors. See the section titled “Executive Compensation – Outstanding Equity Awards at 2017 Year-End” for a description of these stock options and restricted stock units.
Other than as described above under this section titled “Related Person Transactions,” since January 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive officer and director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the Chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2017, all Section 16(a) filing requirements were satisfied on a timely basis, except that, due to an administrative error, a Form 4 for Nikos Theodosopoulos reporting a release of restricted stock units on November 20, 2017 was not reported until November 30, 2017.
Fiscal Year 2017 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2017 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financial Information section of our website at http://investors.arista.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Arista Networks, Inc., Attention: Investor Relations, 5453 Great America Parkway, Santa Clara, California 95054.
*        *        *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS Santa Clara, California April 18, 2018

ARISTA NETWORKS, INC.
5453 GREAT AMERICA PARKWAY
SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 27, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Andreas Bechtolsheim 02) Jayshree Ullal

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000371830_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ARISTA NETWORKS, INC.
Annual Meeting of Stockholders
May 29, 2018 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jayshree Ullal, Ita Brennan and Marc Taxay, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ARISTA NETWORKS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PDT on May 29, 2018, at the Company's headquarters located at 5453 Great America Parkway, Santa Clara, California 95054 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000371830_2 R1.0.1.17

Continued and to be signed on reverse side